EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY UPDATES STATUS OF ROCKY MOUNTAIN DIVESTITURE PROGRAM

•	Agreements reached to sell Rocky Mountain oil package in two separate transactions for a total of $267 million

•	Sale of Hanging Woman Basin coalbed methane project and additional non-strategic property sales raise roughly $40 million

•	Sale proceeds plus anticipated cash flow from operations expected to fund 2010 capital budget

DENVER, January 8, 2010 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update on previously announced divestiture activities in the Company’s Rocky Mountain region.

MANAGEMENT COMMENTARY

Tony Best, CEO and President, commented, “The sale of these non-core properties in the Rocky Mountain region will allow St. Mary to focus its efforts on more compelling growth opportunities both in the region and throughout the Company.  The proceeds from these properties and other minor sales, combined with our anticipated cash flows from operations, are expected to fund our 2010 capital budget.  These transactions demonstrate our commitment to building a focused portfolio of resource plays from which we can create value for our shareholders.”

ROCKY MOUNTAIN OIL PACKAGE

St. Mary has entered into agreements to sell the previously announced package of non-strategic Rocky Mountain oil properties in two separate transactions for a total of $267 million.

The Company entered into an agreement in late December 2009 with Legacy Reserves Operating LP, a wholly-owned subsidiary of Legacy Reserves LP (NASDAQ: LGCY) to sell the Wyoming portion of the divestiture package for $130 million.  Closing is expected to occur in February 2010.  On January 7, 2010, St. Mary entered into an agreement to sell the North Dakota portion of the divestiture package to a private buyer for $137 million.  This transaction is anticipated to close in March 2010.  Both transactions are subject to customary purchase price adjustments and closing conditions.

HANGING WOMAN BASIN AND MISCELLANEOUS DIVESTITURES

On December 18, 2009, St. Mary closed the sale of all operated and non-operated properties in the Hanging Woman Basin coalbed methane project in Wyoming and Montana in a transaction with J.M. Huber Corporation.  St. Mary has also recently sold or entered into agreements to sell minor asset packages of other non-strategic properties throughout the Company, the majority of those via auction.   Total proceeds from these divestitures are anticipated to be approximately $40 million, subject to customary closing adjustments.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “anticipate,” “expect,” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, the pending nature of reported divestiture plans and agreements for certain non-core oil and gas properties as well as the ability to complete divestiture transactions and the uncertain nature of the amount of proceeds that may be received from divestitures, uncertainties related to changes in the taxation regimes in the jurisdictions in which the Company operates, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of credit, debt, and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q which are filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

St. Mary Land & Exploration Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil.  St. Mary routinely posts important information about the Company on its website.  For more information about St. Mary, please visit its website at stmaryland.com.